Exhibit 10.04

Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of April 23, 2013, by and between Petro River Oil Corp., a Delaware corporation (the “Company”), and Scot Cohen (“Executive”).

WHEREAS, the Executive currently serves as a Company Director;

WHEREAS, the Company recognizes that the Executive has had and is expected to continue to have a critical and essential role in guiding the Company and in developing the Company’s leasehold interests;

WHEREAS, the Executive is expected to make major contributions to the stability, growth and financial strength of the Company;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement;

WHEREAS, as of the date of this Agreement, the Company wishes to continue Executive’s service as a Director and have him serve as Chairman of the Board and as a senior executive under the terms of an employment agreement on the terms set forth herein, which shall supersede all previous agreements regarding Executive’s service as a director and employment by the Company; and

WHEREAS, the Executive desires to be employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties.

(a) The Executive shall serve as the Executive Chairman of the reporting to the Company’s Board of Directors (the “Board”).

(b) The Company agrees to propose to the shareholders of the Company at each appropriate meeting of such shareholders during the Term and any Renewal Term, the election and reelection of the Executive as a member of the Board. Provided the Executive is elected by the shareholders to the Board, the Board of Directors shall elect the Executive as Chairman of the Board (“Chairman”). In addition, without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s subsidiaries or affiliates if so elected or appointed from time to time.

(c) The Executive shall have such duties and authority as are consistent therewith and as may be set forth in the Bylaws of the Company. For purposes of the applicability of the Company compensation plans to the Executive, Executive is and shall be considered an “employee.” Nothing herein shall require the Executive to devote his full business time to the performance of his duties hereunder. Accordingly, the Executive shall be entitled to (i) serve as a member of the board of directors of unaffiliated companies, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, (iii) manage the Executive’s personal and family investments, and (iv) engage in and/or have an ownership interest in other businesses, including, without limitation, businesses engaged in the oil and gas industry. In addition, the Executive has disclosed to the Company his involvement in entities and investments other than the Company (collectively, the “Outside Activities”). A non-exclusive list of Outside Activities is contained is Schedule A. The Company shall permit the Executive to continue to engage in the Outside Activities provided that the Executive agrees to disclose to the Board any actual or potential conflict of interest arising out of any such Outside Activity, as reasonably determined by the Board, consistent with the Executive’s understood and anticipated role hereunder. The Board shall vote upon the two related resolutions contained in Exhibit B and Exhibit C. The Executive shall recuse himself and abstain from Board decisions pertaining to this Section 1(c).

2. Term. This Agreement and Executive’s employment hereunder shall be for an initial term of five (5) years commencing on the date hereof (the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Expiration Date”), unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement (the “Term”). Thereafter, this Agreement shall automatically be renewed and the Term shall be extended for additional consecutive terms of one (1) year (each a “Renewal Term”), unless such renewal is objected to by either the Company or the Executive upon one-hundred and eighty (180) days written notice prior to the commencement of the next Renewal Term. In the event of renewal, the last day of each Renewal Term shall be deemed the new Expiration Date.

3. Compensation and Related Matters.

(a) Base Salary. Commencing as of the Effective Date, the Company shall pay Executive an annualized Base Salary of One Hundred Twenty Thousand U.S. Dollars ($120,000) (“Base Salary”), payable in accordance with the regular payroll practices applicable to senior executives of the Company. During the Term, the Company may increase (but not decrease) Executive’s Base Salary in its discretion; provided, however, that Executive’s Base Salary shall be automatically increased to be no less than Two Hundred Thousand Dollars ($200,000), effective upon such date as the Company has received at least Ten Million Dollars ($10,000,000) in additional equity financing after full consummation of the merger and related transactions involving the Company and those with interests deriving from Petro River Oil LLC (the “Merger”). Except as otherwise provided in this Agreement, Executive shall not be entitled to receive any additional consideration for service or services during the Term, whether as a member of any board, an officer or employee of the Company or any Company subsidiary and/or as otherwise may occur.

(b) Annual Bonus. During the Term, the Executive may receive additional annual cash and/or stock bonuses, in respect of each full or partial fiscal year of the Company occurring during the Term, as well as other cash and/or stock bonuses, as determined in the sole discretion of the Board based on its assessment of Company and individual performance in relation to performance targets, a subjective evaluation of Executive’s performance or such other criteria as may be established by it (the “Annual Bonus”). The Annual Bonus will be paid no later than the seventy-fifth (75th) day following the end of the fiscal year to which the Annual Bonus relates.

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(c) Initial Restricted Stock Unit Grant. Within twenty-five (25) days following the Effective Date or, if later, as soon as is practicable following the consummation of the Merger transactions, the Company shall grant Executive cash-settled restricted stock units representing 9% of the Company’s outstanding shares of common stock as of consummation of the merger and related transactions, it being agreed that such grant shall represent 66,340,597 shares (the “Initial Grant”). The Initial Grant shall be on terms more fully in Exhibit A hereto, with twenty percent of the Initial Grant to vest each year for five years on the first through fifth anniversaries of the Effective Date or such earlier date as is otherwise provided for under this Agreement. The Compensation Committee of the Board of Directors shall have full discretion to substitute fair market value (at grant) options for the restricted stock units and such substitution shall not diminish the Executive’s economic benefit under this Agreement.

(d) Long Term Incentive Plan. The Executive shall be entitled to participate in all bonus plans, policies, practices, policies and programs adopted by the Company and applicable generally to senior executives of the Company.

(e) Equity Incentive Plan. The Executive shall be entitled to participate in any and all plans providing for awards of equity or instruments convertible into equity adopted by the Company and applicable generally to other senior executives of the Company.

(f) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(g) Other Benefits. The Executive shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company.

(h) Vacation. The Executive shall be entitled to accrue up to 35 paid vacation days in each year, which shall be accrued ratably. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(i) Attorneys’ Fees. The Company shall reimburse Executive for the attorneys’ fees and costs incurred by him in connection with the drafting, review and negotiation of this Agreement within fifteen (15) days following Executive’s submission to the Company of invoices evidencing such fees and costs.

(j) Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

4. Termination. The Executive’s employment may be terminated and this Agreement terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position as Executive Chairman, with or without a reasonable accommodation, for a period of one-hundred twenty (120) consecutive days or one-hundred eighty (180) days during any rolling consecutive twelve (12) month period.

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(c) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means the Executive’s: (i) willful misconduct or gross negligence which causes material harm to the Company; (ii) fraud, embezzlement or other material dishonesty with respect to the Company; (iii) conviction, plea of nolo contendere, guilty plea, or confession to a felony or any lesser crime of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a material breach of this Agreement, provided that a breach of this Agreement, if curable, shall not constitute Cause unless the Company has provided the Executive with (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; (y) the opportunity to correct the act or omission within 30 days after receiving the Company’s notice (the “Cure Period”); and (z) an opportunity to be heard before the Board with the Executive’s counsel present prior to the Board’s decision to terminate the Executive’s employment for Cause.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause upon 90 days prior written notice. For purposes hereof, the Company’s election not to renew the Term or any Renewal Term shall constitute a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment at any time for any reason other than a Good Reason, upon 30 days prior written notice.

(f) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Executive’s Base Salary; (ii) a material diminution in the Executive’s responsibilities as Executive Chairman; (iii) the assignment of duties to the Executive materially inconsistent with his position as Executive Chairman; (iv) the requirement that the Executive relocate his primary place of employment more than 20 miles from New York, New York (unless such location is closer to the Executive’s primary residence); or (v) the Company’s material breach of this Agreement; provided that, within 90 days of the Company’s act or omission giving rise to a resignation for Good Reason, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within 30 days after receiving the Executive’s written notice (the “Cure Period”) and the Executive actually terminates his employment within 60 days after the date the Company receives the Executive’s notice.

(g) Expiration. Executive’s employment shall terminate on the Expiration Date.

(h) Termination Date. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice, unless the circumstances giving rise to the termination are subject to a Cure Period, in which case the date on which the Company provides the Executive a written termination notice following the end of the Cure Period; (iv) if the Company terminates the Executive’s employment without Cause under Section 4(d), 90 days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment without Good Reason under Section 4(e), 30 days after the date on which the Executive provides the Company a written termination notice, (vii) if the Executive resigns his employment with Good Reason under Section 4(f), the date on which the Executive provides the Company a timely written termination notice following the end of the Cure Period, and (viii) the Expiration Date if the Executive’s employment terminates under Section 4(g).

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5. Compensation upon Termination.

(a) Termination by the Company for Cause; by the Executive without Good Reason; or upon the Expiration Date following the Executive’s election not to Renew. If the Executive’s employment with the Company is terminated pursuant to Sections 4(c), 4(e), or 4(g) following the Executive’s election not to renew the Term or Renewal Term, the Company shall pay or provide to the Executive the following amounts through the Termination Date: any earned but unpaid Base Salary, unpaid expense reimbursements, any earned but unpaid Annual Bonus and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

(b) Death; Disability. If the Executive’s employment terminates because of his death as provided in Section 4(a) or because of a Disability as provided in Section 4(b), then the Executive (or his authorized representative or estate) shall be entitled to

(i) the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)).

(ii) a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on the actual achievement of performance criteria for that year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company (the “Pro-Rata Bonus”).

(iii) fully vest the Executive on the Termination Date in the Initial Grant and any and all previously granted outstanding equity-incentive awards subject to time-based vesting criteria.

(iv) Subject to the Executive’s or, in the event of his death, his eligible dependents’ timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive and/or his eligible dependents the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to withholding.

(v) in the case of a termination due to Disability, in addition to the aforementioned awards, continuation of the Base Salary in effect on the date of termination until the earlier of (A) the sixth month anniversary of the date of termination, and (B) the date Executive is eligible to commence receiving payments under the Company’s long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the long-term disability policy, the Company, through the sixth month anniversary of the date of termination will compensate the Executive’s estate the difference in net compensation.

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(c) Termination by the Company without Cause, by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) (including as a result of the Company’s failure to renew the Term or any Renewal Term) or the Executive terminates his employment for Good Reason as provided in Section 4(f), then the Executive shall be entitled to the following:

(i) the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)).

(ii) severance in a single lump sum installment in amount equal to 2x the sum of (A) the Base Salary at the rate in effect on the Termination Date (but without giving effect to any reduction if one or all of the bases for Executive’s resignation for Good Reason includes Section 4(f)(i)), plus (B) an amount equal to 2x the maximum Annual Bonus for which the Executive is eligible in the fiscal year in which the Termination Date occurs, or if, there is no Annual Bonus for which he is eligible in the fiscal year of the termination date, 2x the Annual Bonus most recently issued to the Executive. The severance is payable no later than thirty (30) days following the Termination Date.

(iii) A pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on the actual achievement of performance criteria for that year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company (the “Pro-Rata Bonus”).

(iv) full vesting of the Executive in the Initial Grant and in any and all previously granted outstanding equity-based incentive awards subject to time-based vesting criteria.

(v) Subject to the Executive’s timely election of continuation coverage under COBRA, the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to withholding.

(d) Change of Control: Termination by the Company without Cause, by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) (including as a result of the Company’s failure to renew the Term or any Renewal Term) or the Executive terminates his employment for Good Reason as provided in Section 4(f), and such termination occurs (x) at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control or (y) within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Executive’s Termination Date, then the Executive shall be entitled to the following, it being understood that in such event, the provisions of this Section 5 (d) shall be provided in lieu of those otherwise available under Section 5(c), above:

(i) the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)).

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(ii) severance in a single lump sum installment in amount equal to 2x the sum of (A) the Base Salary at the rate in effect on the Termination Date (but without giving effect to any reduction if one or all of the bases for Executive’s resignation for Good Reason includes Section 4(f)(i)), plus (B) an amount equal to 2x the maximum Annual Bonus for which the Executive is eligible in the fiscal year in which the Termination Date occurs, or, if, there is no Annual Bonus for which he is eligible in the fiscal year of the termination date, 2x the Annual Bonus most recently issued to the Executive. If either the Base Salary or Annual Bonus has been reduced either 60 days prior to a Change in Control or within twelve months following a Change in Control then severance shall be based upon the previously highest Base Salary and the highest Annual Bonus previously awarded to the Executive. The severance is payable no later than thirty (30) days following the Termination Date.

(iii) A pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on the actual achievement of performance criteria for that year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company (the “Pro-Rata Bonus”).If there is no Annual Bonus for which he is eligible in the fiscal year of the termination date, then the award shall be based upon a pro rata share of the Annual Bonus most recently issued to the Executive. If the Annual Bonus has been reduced either 60 days prior to a Change in Control or within twelve months following a Change in Control then the pro-rata bonus shall be based upon thehighest Annual Bonus previously awarded to the Executive.

(iv) full vesting of the Executive in the Initial Grant and any and all outstanding previously granted equity-based incentive awards subject to time-based vesting criteria.

(v) Subject to the Executive’s timely election of continuation coverage under COBRA, the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to withholding.

(e) Change of Control: [Note- Update for IRC Section 409A compliance] For purposes of Section 5(d), a change of control shall have occurred upon any of the following:

(i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent of the total voting power of all its then outstanding voting securities;

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(ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation;

(iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

(iv) individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

(f) Consequence of a Change in Control. Notwithstanding the terms of any employee compensation plan, if, as of the date of a Change in Control, Executive holds equity grants issued under this Agreement or such a plan that are not vested and exercisable, such equity grants shall become fully vested and exercisable as of the date of the Change in Control if the acquirer does not agree to assume such grants or substitute new grants with equivalent value and equivalent material features..

(g) No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

(h) Effect of Termination on Officer and Board Positions. Any termination of the Executive with respect to the Executive’s standing as an executive officer and/or Board Member must expressly designate which such role is subject to termination. The termination of the Executive as an Officer will not thereby terminate the Executive’s Board status unless the termination so states, in which event the Executive shall resign his Board position as a condition to receiving any of the payments set forth in this Section 5.

6. Section 409A Compliance.

(a) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(b) To the extent that any of the payments or benefits provided for in Section 5(b), (c) or (d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 5:

(i) Any termination of the Executive’s employment triggering payment of benefits under Section 5(b), (c) or (d) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 5(b), (c) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) If the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b), (c) or (d) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b), (c) or (d) of this Agreement.

(iii) It is intended that each installment of the payments and benefits provided under Section 5(b), (c) or (d) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.

(iv) Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

7. Excess Parachute Payments.

(a) To the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in the Executive receiving a net after tax amount that exceeds the net after tax amount the Executive would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

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(b) If the Total Payments to the Executive are reduced in accordance with Section 7(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 7(a), it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company

8. Confidentiality and Restrictive Covenants.

(a) Covenant Against Disclosure. All Confidential Information relating to the Business of the Company is, shall be and shall remain the sole property and confidential business information of the Company, free of any rights of the Executive. Other than in accordance with the Board resolution included as Exhibit B, the Executive shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not disclose any Confidential Information to third parties, without the prior written consent of the Company.

(b) Return of Company Documents. On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and that he will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(c) Further Covenant. During the Term and through the first anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i) persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business any customer does with the Company;

(ii) solicit for himself or any entity the business of a customer of the Company, or solicit any business which was a customer of the Company in competition with the Company’s Business within twelve (12) months prior to the termination of the Executive’s employment; or

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(iii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company, or hire or engage, directly or indirectly, any individual who was an employee of the Company within one (1) year prior to the Executive’s Termination Date.

9. RESERVED

10. No Disparagement. During the Term and through the second anniversary of the Termination Date, the Executive will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers (in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and executives not to make public statements or communications that disparage the Executive. The foregoing obligations shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

11. Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 10 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement

12. Disputes.

(a) Any dispute or controversy arising out of or relating to this Agreement or your employment, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with, and pursuant to, the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. The Company and the Executive will share the AAA administrative fees, the arbitrator’s fee and expenses, and each party will pay its own attorneys’ fees.

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(b) BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(c) In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, the Company shall reimburse 100% of Executive’s reasonable legal fees if Executive substantially prevails in such contest or dispute.

13. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

14. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its offices,

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If to Executive:	Scot Cohen
641 Lexington Avenue
26th Floor
New York, NY 10022

If to Company:	Board of Directors
Petro River Oil Corp
641 Lexington Avenue
26th Floor
New York, NY 10022

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York for contracts to be performed in that State and without giving effect to the conflict of laws principles of New York or any other State.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

PETRO RIVER Oil CORP

By:
Name:
Title:

SCOT COHEN

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Schedule A

Outside Activities

●	The Executive is a managing member, a general partner and limited partner of Iroquois Capital Opportunity Fund LP (or ICO Fund). The investment period for the fund will end on February 1, 2014. Multiple special purpose vehicles (or SPV’s) have been established in nine different basins, including an SPV that manages mineral rights in Kansas and Oklahoma. The Executive has fiduciary responsibilities towards his investors in the fund and SPV’s. There is no guarantee that the interests of fund and SPV investors will not in some respect diverge from the interests of Petro River investors.

●	The Executive is the managing member of several co-investment vehicles set up in relation to the fund that he manages. Mega Partners 1 LLC owns a working interest and overriding royalty interest in PROC’s Missouri properties. This interest is converted into PROC equity as part of the contemplated transaction. The other co-investment vehicles do not currently operate or plan to operate in areas in which PROC is operating or in areas in which PROC currently anticipates to operate.

●	The Executive has a minority membership interest in Petro River Partners I LLC, which has a three percent overriding royalty interest in all leaseholds PROC is acquiring from Petro River Oil LLC. The Executive is a managing member of Oil Partners, LLC, which is the managing member of Petro River Partners I LLC.

●	The Executive has an economic interest in Iroquois Master Fund Ltd., which he cofounded in 2003. He does not have investment discretion over that entity.

●	The Executive is an investor in and/or principal of ICO Fund, Iroquois Master Fund, and American Capital Management, which hold significant positions in AusTex Oil Limited (AOK). AOK is a publically traded oil and gas company on the Australian exchange. AOK operates in the same Mississippian Lime play in which Petro River Oil LLC holds leases.

●	The Executive is an active investor in oil and gas properties and from time to time he may be presented with opportunities to purchase mineral rights and other gas and oil assets, which may include assets in states targeted by Petro River. It is expected that any such opportunities would be outside the scope of his responsibilities to PROC. The Executive expects to reach an agreement with Petro River Oil Corp that will delineate an Area of Mutual Interest. Petro River Oil Corp shall have the right of first refusal on the purchase of any leasehold interest that is associated with mineral rights acquired by Mr. Cohen within the to be defined Area of Mutual Interest, which purchase shall be at market rates.

●	The Executive founded and is a trustee of the National Foundation for Veteran Redeployment, which is a nonprofit organization which assists veterans seeking employment in the oil and gas industry.

●	The Executive is a member of LBE Partners I LLC.

●	The Executive is a member of ICO Marcellus I LLC.

●	The Executive is a member of Structured Oil Corp.

●	The Executive is managing member of Glen Rose Partners I LLC, which is the sole member of Banyan Operating LLC.

●	The Executive is a member of Iroqouis Capital Management LLC

●	The Executive is a general partner in Iroqouis Capital Partners, LLC

●	The Executive is a member of Iroqouis Opportunity Management, LLC.

●	The Executive is a general partner of ICO Partners LLC.

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Exhibit A

Initial Restricted Stock Unit Grant.

Within twenty-five (25) days following the Effective Date or, if later, as soon as is practicable following the consummation of the Merger transactions, the Company shall grant Executive cash-settled restricted stock units representing 9% of the Company’s outstanding shares of common stock as of consummation of the merger and related transactions, it being agreed that such grant shall represent 66,340,597 shares (the “Initial Grant”). The Initial Grant shall become vested at the rate of twenty percent (20%) upon each of the first through fifth anniversaries of the Effective Date or such earlier date as is otherwise provided for under this Agreement. The Compensation Committee of the Board of Directors shall have full discretion to substitute fair market value (at grant) options for the restricted stock units and such substitution shall not diminish the Executive’s economic benefit under this Agreement.

Treatment upon termination of employment

Death or Disability	Immediate vesting for entire Initial Grant.

Voluntary quit	Unvested portion of Initial Grant forfeited and cancelled.

Termination for Cause	Unvested portion of Initial Grant forfeited and cancelled.

Termination without Cause/Quit for Good Reason	Immediate vesting for the entire Initial Grant.

The terms of any award under this section shall be more fully set forth in an award agreement. It is expressly acknowledged and agreed that this Exhibit A is a summary of the contemplated terms of the award agreements which will preserve the elements described herein, but be subject to the reasonably required terms of the award agreements allowing for the orderly and lawful administration of such awards.

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Exhibit B

Board Resolution

(i) Scot Cohen or such entity as appointed by Mr. Cohen (collectively, ‘Mr. Cohen’) shall have the unrestricted right to acquire mineral rights, including, but not limited to mineral rights within, as well as in the vicinity of, Petro River Oil Corp’s leasehold interests, with such area to be delineated in a contract defining the Area of Mutual Interest;

(ii) Mr. Cohen may have access to data in the possession of Petro River Oil Corp that is relevant to mineral right acquisition decisions. Mr. Cohen may utilize such data in rendering mineral right acquisition decisions;

(iii) Petro River Oil Corp shall have the right of first refusal on the purchase of any leasehold interest that is associated with mineral rights acquired by Mr. Cohen within the to be defined Area of Mutual Interest, which purchase shall be at market rates. The right of first refusal shall be maintained until such time as Scot Cohen ceases to be employed by the Company. Petro River Oil Corp will have 10 days to exercise its right of first refusal, with the ten days to run from the day Mr. Cohen presents a potential leasehold to Petro River Oil Corp. Any failure to exercise its right of first refusal within 10 days from the day that Mr. Cohen first presents a potential leasehold opportunity, shall be deemed to be a decision by Petro River Oil Corp to refrain from purchasing the offered leasehold;

(iv) Petro River Oil Corp shall have the right, within thirty days of the close of the Petro River Oil LLC and Petro River Oil Corp merger, to purchase up to 25% of any entity formed to purchase mineral rights on behalf of Mr. Cohen; and

(v) Scot Cohen shall not partake in the Petro River Oil Corp leasing and drilling selection process with regard to any leaseholds associated with mineral rights acquired by Mr. Cohen.

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Exhibit C

Board Resolution

Pursuant to DGCL § 122(17), except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to the Executive in his capacity as a director or executive officer of the Company, the Board have renounced on behalf of the Company and its shareholders all interest and expectancy to (or being offered any opportunity to participate in) any opportunity presented to the Executive that may be considered a corporate opportunity of the Company, and the Executive shall have no obligation to communicate, offer, or present any opportunity presented to the Executive that may be considered a corporate opportunity of the Company, whether centered on geography, land rights, or otherwise (the “Renouncement”). As the Company does not, in the ordinary course of business, purchase mineral rights, the renouncement specifically applies to the purchase of mineral rights by the Executive (or by an entity named by the Executive) as described in a separate Board resolution. Except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to the Executive in his capacity as a director or executive officer of the Company, to the fullest extent permitted by law, the Company hereby prospectively waives any and all claims arising from any business transacted by the Executive that could be construed as a corporate opportunity of the Company. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Company shall be deemed to have notice of and consented to the provisions of this resolution. Neither the alteration, amendment or repeal of this resolution nor the adoption of any provision in the Company bylaws or Articles of Incorporation inconsistent with this resolution shall eliminate or reduce the effect of this resolution in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this resolution would accrue or arise, prior to such alteration, amendment, repeal or adoption.

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